EXHIBIT 99.33




                                         April 4, 2003



Mitsui & Co., Ltd.
First Motor Vehicles Div.
2-1, Ohtemachi 1-Chome, Chiyoda-ku
Tokyo, Japan 100-0004

Mitsui & Co. (U.S.A.), Inc.
200 Park Avenue
New York, New York  10166

Dear Ladies and Gentlemen:

     The parties to this letter agreement (this "Agreement") wish to provide for certain rights relating to transfers of the equity securities of United Auto Group, Inc. (the "Company") in accordance with the terms of this Agreement. Certain capitalized terms used herein are defined in
Section 1(c) below.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Tag-Along Rights.
          ----------------

          (a) In the event that any of the PCP Entities or Penske desires to Transfer any Restricted Securities to a third party (other than (i) with respect to any Restricted Securities, to their respective Permitted Transferees or Affiliates or (ii) with respect only to those securities Transferred from Penske Corporation's "Share Account" (as defined in the Operating Agreement(s)) to the "Carry Account" (as defined in the Operating Agreement(s)) and those securities held in the "Share Account" (as defined in the Operating Agreement(s)) of Penske Capital Partners, L.L.C. to Penske Capital Partners, L.L.C. or by Penske Capital Partners, L.L.C. to its members or by such members to their members ad infinitum (it being understood that in no event will this clause (ii) apply to any Transfer by Penske Corporation)) at any time on or after February 1, 2005 and before February 1, 2006, such PCP Entity or Penske, as the case may be, shall notify you in writing, of such proposed Transfer and its terms and conditions (the "Tag Along Notice"); and

          (b) Within ten (10) Business Days of the date of the Tag-Along Notice, you shall notify the PCP Entities or Penske, as the case may be, if you elect to participate in such Transfer. If you fail to notify such PCP Entity or Penske, as the case may be, within such ten (10) Business Day period, you shall be deemed to have waived your right to participate in such Transfer. If you notify such PCP Entity or Penske, as the case may be, in accordance with this section, you shall have the right to Transfer, at the same price per share of Common Stock and on the same terms and conditions as the applicable PCP Entity or Penske, as the case may be, an amount of shares of Common Stock or Common stock equivalents equal to the shares of Common Stock or Common Stock equivalents the Transferee actually proposed to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock and Common Stock equivalents issued and owned by you and the denominator of which shall be the aggregate number of shares of Common Stock and Common Stock equivalents issued and owned by you and such PCP Entity (or both PCP Entities, if both are selling pursuant to such transaction) and/or Penske (if Penske is selling pursuant to such transaction) and Harvard (to the extent that Harvard is selling in this transaction by virtue of a similar tag-along agreement with the PCP Entities and Penske) (assuming for purposes of calculating such fraction the conversion of all convertible securities and the exercise of all options and warrants held by the PCP Entities, Penske, Harvard and you).

          (c) Capitalized terms used in this Section 1 of this Agreement shall have the meanings specified below:

          "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act.

          "Business Day" means a calendar day, other than (a) a Saturday or Sunday, and (b) a day on which commercial banks are required or permitted by law or other governmental action to close in New York, New York, United States of America and Tokyo, Japan.

          "Common Stock" means the voting Common Stock, par value $.0001 per share, and non-voting Common Stock, par value $.001 per share, of the Company, and includes any securities issued with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, merger, consolidation or other reorganization or otherwise.

          "Harvard" means Aeneas Venture Corporation.

          "Operating Agreements" means each of (i) the Amended and Restated Limited Liability Company Agreement for International Motor Cars Group I, L.L.C. and (ii) the Amended and Restated Limited Liability Agreement for International Motor Cars Group II, L.L.C., as amended.

          "PCP Entities" means each of International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C.

          "Penske" means each of Penske Corporation, Penske Automotive Holdings Corp. and Penske Capital Partners, L.L.C.

          "Permitted Transferee" of a person means (a) a corporation, partnership or other entity wholly owned by such person; provided, that such corporation, partnership or other entity shall agree in writing that it shall transfer to such person any Restricted Securities which it holds prior to such time as it ceases to be wholly owned by such person, and (b) the equity owners of such person to the extent such equity owners receive a pro rata distribution of Restricted Securities.

          "Restricted Securities" means any Common Stock or other equity security of the Company owned, directly or indirectly, by a PCP Entity, Penske or an Affiliate of a PCP Entity or Penske or by any other person who holds such securities on behalf of a PCP Entity, Penske or an Affiliate, and any securities convertible, exercisable or exchangeable for Common Stock or such other equity securities.

          "Transfer" means any direct or indirect transfer, sale, assignment, gift, pledge, mortgage, hypothecation or other disposition of any interest. The terms "Transferee," "Transferor, "Transferred," and "Transferable" shall each have a correlative meaning.

     2. Public Filings. Prior to the making of any filings required by Sections 13 of the Securities Exchange Act of 1934, as amended, each of the PCP Entities and Penske, on the one hand, and you, on the other hand, shall provide the other party or parties with a reasonable opportunity to review such filings and comment thereon.

     3. Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction. Each party to this Agreement irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby.

     4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

     5. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     6. Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

     8. Termination. This Agreement shall terminate (i) if the Purchase Agreement entered into on the date hereof between you and J.P. Morgan Partners (BHCA), LP terminates without the transactions contemplated thereby having been consummated, or (ii) at such time at which you cease to own any Common Stock or other equity security of the Company.

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

     Please acknowledge the foregoing agreement by signing the enclosed original of this Agreement and returning the original to the undersigned.

                                          Very truly yours,

                                          PENSKE CORPORATION


                                          By  /s/ Robert H. Kurnick, Jr.
                                             ----------------------------
                                             Name:  Robert H. Kurnick, Jr.
                                             Title: President

                                          PENSKE CAPITAL PARTNERS, L.L.C.

                                          By  /s/ James A. Hislop
                                             ----------------------------
                                             Name:  James A. Hislop
                                             Title: President

                                          PENSKE AUTOMOTIVE HOLDINGS CORP.

                                          By  /s/ Robert H. Kurnick, Jr.
                                             ----------------------------
                                             Name:  Robert H. Kurnick, Jr.
                                             Title: Vice President

                                          INTERNATIONAL MOTOR CARS GROUP I,
                                          L.L.C.

                                          By: Penske Capital Partners, L.L.C.,
                                                    as Managing Member

                                          By  /s/ James A. Hislop
                                             ----------------------------
                                             Name:  James A. Hislop
                                             Title: President

                                          INTERNATIONAL MOTOR CARS GROUP II,
                                          L.L.C.

                                          By: Penske Capital Partners, L.L.C.,
                                                    as Managing Member


                                          By  /s/ James A. Hislop
                                             ----------------------------
                                             Name:  James A. Hislop
                                             Title: President
Agreed to by:

MITSUI & CO., LTD.

By /s/ Munemasa Izumi
  ---------------------------
  Name:   Munemasa Izumi
  Title:  General Manager
          First Business Department
          First Motor Vehicles Division

MITSUI & CO. (U.S.A.), INC.

By /s/ Osamu Koyama
  ---------------------------
  Name:   Osamu Koyama
  Title:  S.V.P. & General Manager
          SECOND MACHINERY DIVISION